Geronimo Multi-Strategy Fund

Geronimo Sector Opportunity Fund

Geronimo Option & Income Fund

CLASS C

DISTRIBUTION PLAN

(12b-1 Plan)

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Unified Series Trust (the “Trust”), an Ohio business trust, on behalf of the following series of the Trust: Geronimo Multi-Strategy Fund, Geronimo Sector Opportunity Fund and Geronimo Option & Income Fund (each, a “Fund” and collectively, the “Funds”). The Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust or the Fund, and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board determined that adoption of this Plan would be prudent and in the best interests of each Fund and its Class C shareholders. Such approval by the Board included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its Class C shareholders.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF ITS CLASS C SHARES

(a) Distribution Expenses. Each Fund will pay to GERONIMO Partners Asset Management, LLC (the “Distribution Coordinator”), which serves as the Funds’ advisor, or any Recipient (as defined below) a distribution fee of up to 0.75% of the average daily net assets of Class C shares of such Fund in connection with the promotion and distribution of Class C shares and the provision of personal services to its shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature (“Distribution Expenses”). Each Fund or the Distribution Coordinator may pay all or a portion of the distribution fee to any registered securities dealer, financial institution or any other person, (the “Recipient”) who renders assistance in distributing or promoting the sale of Class C shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), one form of which is attached hereto as Appendix A, with respect to Class C shares of the Fund. Payment of these fees shall be made monthly promptly following the close of the month. If the Distribution Coordinator and/or any Recipient is due more monies

1

for its services rendered than are immediately payable because of the expense limitation under Section 1 of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distribution Coordinator and/or any Recipient shall not, however, be entitled to charge a Fund any interest, carrying or finance fees in connection with such carried forward amounts.

(b) Service Fees. In addition to Distribution Expenses, as stated in paragraph 1(a) above, up to 0.25% of the average daily net assets of Class C shares of a Fund may be used to compensate the Distribution Coordinator and/or any Recipient with a “service fee” as such term is contemplated under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

2.	RULE 12B-1 AGREEMENTS

(a)          No Rule 12b-l Agreement shall be entered into with respect to the Class C shares of a Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement relating to the Class C shares of each Fund attached hereto as Appendix A has been approved by the Board as specified above.

(b)          Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)          No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund(s) at any time, without the payment of any penalty, by vote of a majority of the Class C shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)          Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.	QUARTERLY REPORTS

The Distribution Coordinator shall provide to the Board, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board may reasonably request.

2

4.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective as of the date the Funds’ shares are first offered for sale to the public, following approval by the vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Fund for an initial period of two years from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Independent Trustees.

5.	SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund hereunder without the approval by a majority vote of shareholders of the Fund affected thereby.

7.	RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Approved by the Board of Trustees: August 29, 2005

3

Appendix A

Rule 12b-1 Related Agreement

_______________, 200__

[Dealer or Service Provider]

[Dealer Name

and Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted by Unified Series Trust, an Ohio business trust (the “Trust”), on behalf of its series, ____________ Fund (the “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” (as defined in the Act), of the Trust or the Fund, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund’s Class C shareholders.

1.            To the extent you provide distribution and marketing services in the promotion of a Fund’s Class C shares and/or services to its Class C shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the National Association of Securities Dealers, Inc.

2.            You shall furnish us with such information as shall reasonably be requested either by the Board of Trustees of the Fund or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.            We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.            This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders of the client Fund(s), or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.            This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

GERONIMO Partners Asset Management, LLC

By:

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:

(Name and Title)

2

Schedule A

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

0.75% (for distributions activities) and 0.25% (for other services) of the average daily net assets of Class C shares of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

2202735	3